Exhibit 99.1

SWIFT TRANSPORTATION CO., INC. ANNOUNCES
NEW PRESIDENT AND CHIEF OPERATING OFFICER

Phoenix, AZ – November 3, 2004 — Swift Transportation Co., Inc. (NASDAQ-NMS: SWFT) announced today that it has hired Robert W. Cunningham as its President and Chief Operating Officer, and added him to the Board of Directors, effective immediately. He was previously a senior executive of Swift from 1985 to 1997. It is anticipated that Mr. Cunningham will become the Swift CEO by December 31, 2005.

In connection with his hiring, Mr. Cunningham stated: “I am delighted to be back at Swift. My goal is to help lead our team to a new level of excellence in our collective quest to remain as a top operator in the truckload sector. I am actively seeking to sell my Freightliner business so I can devote full time to this task, as well as to create some personal liquidity to make a substantial investment in Swift stock.”

Mr. Moyes, Chairman of Swift, stated “I have personally known Bob for over 20 years and welcome him back to Swift’s management team. In his former position as Executive Vice President of Sales & Marketing, he was instrumental in the Company’s consistent expansion of our revenues and profitability. His previous Swift experience, combined with his running of a very successful truck business, shows his executive strength and talent.”

Mr. Cunningham currently owns Cunningham Commercial Vehicles which is the distributor of Freightliner, Sterling and Western Star Trucks in the state of Arizona. To eliminate any related party transactions with Swift, Mr. Cunningham is in the process of selling the business. Swift operates Freightliner trucks, among others. Mr. Cunningham will start immediately with Swift, and work on a transition basis until the franchise is sold.

In addition, to facilitate consensus management, the Company announced that it has created an “Office of the Chairman”, consisting of Jerry Moyes, the Company’s Chairman and CEO, Bill Riley, the Company’s Senior Executive Vice President, and Mr. Cunningham. Furthermore, the Board appointed Jock Patton as the Company’s lead director, to serve as an official liaison between the Board and management.

The Company also announced that Mr. Gary Enzor, the Company’s Chief Financial Officer, has accepted a position with another company. Mr. Enzor stated “I was presented with an opportunity to become the Chief Operating Officer of another company and felt it was the right decision for my family and my career. I have a great deal of respect for Swift and the addition of Bob as the President and Chief Operating Officer is a great step for the future.” Mr. William Riley, the Company’s Senior Executive Vice President who served as Swift’s Chief Financial Officer from 1990 to 2002, has agreed to serve as the Chief Financial Officer while the Company conducts an executive search for a new Chief Financial Officer.

Swift is the holding company for Swift Transportation Co., Inc., a truckload carrier headquartered in Phoenix, Arizona. Swift’s trucking subsidiary operates the largest fleet of truckload carrier equipment in the United States with regional operations throughout the continental United States.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release which are not historical facts are “forward-looking statements” that involve risks and uncertainties. These statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

Contact: Jerry Moyes or Bill Riley of Swift Transportation Co., Inc.
(602) 269-9700